Exhibit 1.01

Jason Industries, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2019

Part I. Introduction

This is the Conflict Minerals Report (the “Report”) of Jason Industries, Inc. (the “Company,” “we,” “us” or “our”) for calendar year 2019 in accordance with Rule 13p-1 under the Securities and Exchange Act of 1934 (“the Rule”). This Report discusses the Company’s efforts to determine whether any of the products it manufactures or contracts to be manufactured contain columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, which are limited to tantalum, tin, and tungsten (collectively, “3TGs” or “Conflict Minerals”), that are necessary to the functionality or production of such products that may have originated in the Democratic Republic of the Congo (the “DRC”) or an adjoining country (collectively, the “Covered Countries”) or are from recycled or scrap sources.

Part II. Company and Product Overview

The Company is a global industrial manufacturing company with significant market share positions in each of its two segments: industrial and engineered components. The Company provides critical components and manufacturing solutions to customers across a wide range of end markets, industries and geographies through its global network of 23 manufacturing facilities and nine sales, administrative and/or warehouse facilities throughout the United States and 13 foreign countries. The Company has embedded relationships with long standing customers, superior scale and resources, and specialized capabilities to design and manufacture specialized products on which our customers rely.

The Company focuses on markets with long-term sustainable growth characteristics and where it is, or has the opportunity to become, the industry leader. The industrial segment focuses on the production of industrial brushes, polishing buffs and compounds, abrasives, and roller technology products that are used in a broad range of industrial and infrastructure applications. The engineered components segment designs, engineers, and manufactures seating products used in heavy industry (construction, agriculture, and material handling), turf care, and power sports applications.

We believe it is reasonably likely that tin, tantalum, tungsten and/or gold are contained in, and necessary to the functionality or production of, certain products manufactured by the Company.

Part III. Reasonable Country of Origin Inquiry (“RCOI”)

We designed our RCOI to provide a reasonable basis for us to determine whether we source 3TG from the Covered Countries. Due to the complexity and depth of our supply base, we adopted a risk-based survey process and surveyed suppliers who together represented a significant majority of our direct material expenditures in 2019. Our inquiry involved asking approximately 124 suppliers to respond to surveys (suppliers that represented over 80% of total spend after excluding providers of materials that are not components of our products and those who only provide services to us). We believe that this risk-based approach is consistent with the process that many of our global manufacturing peer companies follow.

The Company purchased an enterprise license to utilize an industry accepted cloud-based reporting platform (the “Platform”) which is tailored to track the requests sent out to vendors and follow up on requests that were not answered in a timely manner. These requests asked the Company’s suppliers to complete the Conflict Minerals Reporting Template (the “CMRT”) developed by the Electronic Industry Citizenship Coalition® and The Global e-Sustainability Initiative and maintained by the Responsible Minerals Initiative (“RMI”, formerly the Conflict-Free Sourcing Initiative).

The CMRT is intended to facilitate the disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a direct supplier’s Conflict Minerals policy, engagement with its direct suppliers, and a listing of the smelters the direct supplier and its suppliers use. In addition, the template contains questions about the origin of 3TG included in the direct supplier’s products, as well as supplier due diligence. Many companies are using the CMRT in their compliance processes related to Conflict Minerals. Written instructions and recorded training illustrating the use of the tool are available on RMI’s website.

To ensure that suppliers understood our expectations, we obtained a Conflict Minerals contact for each supplier and contacted each supplier that we surveyed by email or other writing. We offered our suppliers free training on the Platform and made our employees available to answer suppliers’ questions.

We maintained a centralized electronic mailbox for routing Conflict Minerals-related inquires. We answered all questions that suppliers requiring further clarification presented to us. Furthermore, we reviewed responses to the CMRT with specific suppliers where we believed additional clarification was necessary.

During the supplier survey, suppliers were contacted and asked to complete the CMRT. Initial communications were tracked and monitored within the Platform. Non-responsive suppliers were contacted by Company personnel in one-on-one communications. This included at least two follow-ups by the company in order to encourage their response.

The RCOI also included automated data validation on all submitted CMRTs. The goal of data validation was to increase the accuracy of submissions and identify any contradictory answers in the CMRT. Suppliers who submitted CMRTs that were noted with “red flags” by the Platform were contacted to address items such as incomplete data, missing smelter information or inconsistent answers. As of the date we filed this Report, we had received responses from approximately 80% of the suppliers surveyed.

Based on the RCOI, we determined that we may have some suppliers that sourced 3TGs from the Covered Countries. Therefore, in an effort to locate mines with the greatest possible specificity, we conducted due diligence on our supplier base, as described below.

Part IV. Due Diligence

In accordance with Securities and Exchange Commission (“SEC”) rules, we undertook due diligence efforts to determine whether any 3TGs that may be present in the products the Company manufactures, or contracts to manufacture, that are necessary to the functionality or production of such products originated in the Covered Countries or are from recycled or scrap sources. We designed our due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework set forth in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and the related supplements for each of the Conflict Minerals (the “OECD Guidance”).

Our due diligence process for 2019 included the steps described below:

Step 1: Establish strong Company management systems

We are committed to the responsible sourcing of our products and we expect the same from our suppliers, including ensuring that the products or components supplied to us do not directly or indirectly finance or benefit armed groups in the Covered Countries.

We adopted and disclosed the following Statement on Conflict Minerals:

Jason Industries, Inc. Statement on Conflict Minerals
Jason Industries, Inc. (“Jason”) is committed to supporting responsible sourcing of materials from suppliers that share our values, including compliance with all applicable laws. In this regard, we are committed to complying with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the related rules and regulations issued by the U.S. Securities and Exchange Commission (the “Conflict Minerals Rules”). The Conflict Minerals Rules require Jason, as a public company, to perform supply chain due diligence to identify the extent to which our products may contain “Conflict Minerals” (specifically cassiterite, columbite-tantalite, gold and wolframite and their derivatives, tin, tantalum and tungsten) originating from the Democratic Republic of Congo and certain adjoining countries (“Covered Countries”). The goal of the Conflict Minerals Rules is to cut direct and indirect funding of any mines in the Covered Countries that are controlled by armed militias responsible for humanitarian abuses.
These Conflict Minerals are widely used in many manufactured goods and across many industries. The minerals in Jason products come to us through multiple sources of supply, and since Jason does not procure these metals directly from the mines or smelters, we must rely on information from our suppliers to determine the origin of the minerals. Nonetheless, we are committed to identifying the Conflict Minerals contained in our products in order to achieve compliance with the Conflict Minerals Rules. It has always been our policy, as stated in Jason’s General Code of Ethics, to comply with all applicable international, federal, state and local regulations including those relevant to our material acquisitions practices.
Jason has established a team within our organization to implement a compliant due diligence process as outlined within the Conflict Minerals Rules. As part of these efforts, we are obtaining information from our suppliers on their use of Conflict Minerals, and requiring them to go through their entire supply chain to track any use of Conflict Minerals. The information provided by Jason’s suppliers is used to conduct our due diligence, including assessing reports for completeness and consistency. We compare the aggregation of smelter lists provided by our suppliers with the Responsible Minerals Initiative (RMI) list of compliant smelters to determine which smelters are DRC conflict free. Information provided by our suppliers is used in the development of Jason’s Conflict Minerals Report and Form SD filed with the SEC each year and posted on its web site.
This statement is publicly available on our website at https://investors.jasoninc.com/corporate-governance/governance-documents.

In addition, our standard supplier terms and conditions have been revised to address our expectations related to any 3TGs supplied to us. We also have a Company-level mechanism to enable the reporting of grievances.

Our Conflict Minerals steering committee (the “Committee”), which includes representatives from supply chain management, procurement and legal and reports to the Company’s senior leadership,

oversees supplier due diligence regarding Conflict Minerals. The Committee is also responsible for educating procurement and supply chain employees, revising supplier terms and conditions to include our Conflict Minerals expectations, and overseeing the preparation of the Form SD and this Report. The Committee also has the authority to engage consultants and advisors to assist with its efforts.

The Committee worked with the Company’s supply chain management teams to identify, engage with and make appropriate inquiries of our suppliers to determine, based on a RCOI, whether the Company may be sourcing 3TGs from the Covered Countries. We also sought to strengthen engagement with suppliers by developing an internal procedure that includes steps for supplier engagement escalations, including direct follow-ups from Company personnel.

The Company retained information regarding its due diligence efforts for 2019 in accordance with its existing record retention policies and procedures.

Step 2: Identify and assess risk in the supply chain

Our due diligence efforts were based on a survey process in which we requested certain information from selected suppliers through the use of the CMRT, as previously discussed. More specifically, the Committee oversaw the following:

◦A supply chain survey of selected direct suppliers.

◦Automated data validation on all submitted CMRT responses. Suppliers were contacted by our Corporate Counsel if their CMRT was flagged for having incomplete data, missing smelter information or inconsistent answers.

◦A comparison of the smelters and refiners that were identified by the Company’s suppliers against a published list.

◦Periodic reporting to senior management regarding the results of the survey and related risk assessment.

Certain of the responses to the CMRT included the names of facilities listed by the suppliers as smelters or refiners of 3TGs. As a downstream consumer of 3TGs, we do not have direct relationships with smelters and refiners of 3TGs and do not perform or direct audits of these entities. The Platform automatically compared the facilities listed by our suppliers to the list of smelters and refiners maintained by the RMI. If a supplier indicated that the facility was certified as “Conflict-Free,” the Platform confirmed that the name of the smelter or refiner was included on the published list. Due to the provision of primarily company or divisional level CMRTs by our suppliers, as opposed to product-level CMRTs, we cannot definitely determine the connection of their 3TGs (if any) to our products.

Any supplier that claimed that its products contained 3TGs was asked to include smelter or refiner information on the smelter tab of the CMRT. In these cases, if the supplier did not provide smelter or refiner information or provided incomplete smelter or refiner information, the CMRT was flagged and a follow-up message was sent.

We believe that the inquiries and investigations described above, which included (1) seeking information about 3TGs, smelters and refiners in our supply chain through requesting that our suppliers complete the CMRT, (2) verifying those smelters and refiners with the list of smelters and refiners maintained by the RMI, (3) conducting the due diligence review, and (4) obtaining additional documentation and verification, as applicable, represent a reasonable effort to determine the mines or locations of origin of the 3TGs in our products.

Step 3: Design and implement a strategy to respond to identified risks

Elements of the Company’s due diligence process designed to respond to identified risks included the following:

◦Suppliers that did not respond to the Company’s initial survey request were sent escalation communications requesting that they provide the information requested.

◦Suppliers who provided incomplete or inconsistent responses or who reported sourcing 3TGs from the Covered Countries or were unable to determine the origin of the 3TGs in their supply chain were sent follow-up communications that included the following messages:

◦A summary of our expectations of our suppliers with regards to Conflict Minerals;

◦A request that such suppliers work towards ensuring that any Conflict Minerals contained in the products and materials supplied to us originate from conflict-free sources; and

◦A notification that in the future, our suppliers’ willingness to comply with our Conflict Minerals initiative may be a factor in our sourcing decisions.

Step 4: Third-party audit of smelters’/refiners’ due diligence practices

As a downstream consumer of 3TGs, the Company must rely on its direct suppliers to gather information about smelters and refiners in the supply chain. The Company does not purchase any 3TGs in their raw material form and, to the best of its knowledge, does not directly purchase any products or components directly from any of the Covered Countries. As a result, the Company does not perform or direct audits of smelters and refiners.

Step 5: Report annually on supply chain due diligence

This Report and the related Form SD were publicly filed with the SEC and are available on our website at http://investors.jasoninc.com/sec-filings.

Part V. Due Diligence Results

The majority of the supplier responses we received provided data at a company or divisional level. As such, based on our due diligence efforts, we are unable to determine whether the 3TGs reported by the suppliers were contained in the actual components or parts supplied to the Company. Therefore, our list of processing smelters or refiners may contain more facilities than those that actually processed the 3TG that may be contained in our products. The quality of the responses that we received from our surveyed suppliers varied considerably. Many responses provided by suppliers (via the CMRT) included the names of facilities listed by the suppliers as smelters or refiners. However, there are suppliers unable to provide the smelters or refiners used for 3TG.

Appendix A to this Report lists the smelters and refiners that the suppliers we surveyed reported as being in their supply chains. We are unable at this time to determine whether certain of the 3TGs reported by the suppliers were contained in components or parts supplied to us, or to validate that any of these smelters or refiners are actually in our supply chain.

We are not providing an aggregated list of potential countries of origin from which the reported facilities collectively source 3TGs. Based on the due diligence procedures performed, the Company is unable to determine the country of origin of the 3TG in its products with the greatest possible specificity. The Company’s efforts to determine the mine(s) or location of origin with the greatest possible specificity included the use of the due diligence measures described above.

Part VI. Steps to Improve Due Diligence

In addition to the measures described above, the Company intends to take the following steps during the next compliance period to improve the due diligence conducted and to further mitigate the risk that the 3TGs necessary to support our operations benefit armed groups, including:

◦Continue to engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses;

◦Update the information supplied to all suppliers included in our request for information process to reinforce our expectations regarding Conflict Minerals;

◦Customize the 2020 request for information for suppliers as deemed necessary to increase response rates and the quality of the information received;

◦Continue to include specific language on the use of Conflict Minerals in new supply contracts for the materials or components supplied to the Company;

◦Inform and encourage suppliers to transition to smelters identified as conflict-free by an independent audit program such as the RMI;

◦Work with certain suppliers to help educate them on our ongoing expectations supporting responsible sourcing decisions;

◦Contact suppliers that have been flagged for additional follow-up and clarification; and

◦Reconsider our willingness to continue to partner with suppliers that do not comply with our Conflict Minerals initiative.

Forward-Looking Statements

This Report contains forward-looking statements which express a belief, expectation or intention, as well as those that are historical fact, including statements relating to our compliance efforts and expected actions. The words “expects,” “intends,” “plans,” “believes,” and “anticipates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future actions or performance and are subject to various risks, uncertainties and assumptions. Undue reliance should be not be placed on these statements, which are only effective as of the date of this Report, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

Appendix A
List of Potential Smelters/Refiners

Metal	Smelter Name	Smelter Location
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Royal Canadian Mint	CANADA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Aurubis AG	GERMANY
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Chimet S.p.A.	ITALY
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Chugai Mining	JAPAN
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN

Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Boliden AB	SWEDEN
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	PAMP S.A.	SWITZERLAND
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Valcambi S.A.	SWITZERLAND
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Istanbul Gold Refinery	TURKEY
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Materion	UNITED STATES OF AMERICA
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.	BELGIUM
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)

Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Soft Metais Ltda.	BRAZIL
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Jinye Mineral Company	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Shanghai Baosteel Group Corporation	CHINA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA

Tin	PT Lautan Harmonis Sejahtera	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Dowa	JAPAN
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Minsur	PERU
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Fenix Metals	POLAND
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	Thaisarco	THAILAND
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA

Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM